EXHIBIT 10.46





[CIBC Logo]                                        Brian A. Korpan
                                                   Director
                                                   Knowledge-Based Business
                                                   400 Burrard Street, 7th Floor
                                                   Vancouver BC V6C 3A6

                                                   Tel. 604 665-1610
                                                   Fax. 604 482-4657

January 2, 2003

PIVOTAL CORPORATION
858 Beatty Street
Vancouver, B.C.

Attention: Mr. Errol Olsen, Vice-President Finance

Dear Mr. Olsen:

                  Re: Credit Agreement with CIBC dated December 24, 2002

As previously requested/agreed, we have cancelled Credit B & C under the Credit Agreement with CIBC dated December 24, 2002. The limit of Credit A has also been reduced to cover only the outstanding Letters of Credit as follows:


------------------------------------------------------------------------------------------------
Description of Letter of Credit          Undrawn Amount as of December 27,      Expiration Date
(Number, Partial Name of Beneficiary)    2002
------------------------------------------------------------------------------------------------
SBGV700127, Yarrow Bay                   USD$25,000.00                          21 February 2003

SBGV721685, AMEX                         CAD$250,000.00                         30 March 2003

SBGV21655, National Penn                 USD$1,045,000.00                       26 April 2003 + auto renewal

SBGV724504, Smithe Street                CAD$8,111,520.00                       02 Aug 2003 + auto renewal


We also confirm that on December 31, 2002 we received a Standby Letter of Credit issued/confirmed by American Express Bank, Ltd. of New York in the amount of CAD$8,111,520.00 which is security for Letter of Credit SBGV724504 noted above. Accordingly, CAD$8,111,520.00 of the cash collateral we hold as security was effectively released December 31, 2002.

The remaining cash collateral and security documents will continue to be held until we are provided with the balance of required security.

Yours truly,

/s/ Brian A. Korpan

Brian A. Korpan

[CIBC Logo]                                   Canadian Imperial Bank of Commerce

                                              KNOWLEDGE BASED BUSINESS (KBB)
                                              400 Burrard Street, 7th Floor
                                              Vancouver, BC V6C 3A6

December 24, 2002

PIVOTAL CORPORATION
858 Beatty Street
Vancouver, B.C.

Attention: Mr. Errol Olsen, Vice-President Finance

Dear Mr. Olsen:

     We, Canadian Imperial Bank of Commerce ("CIBC"), are pleased to establish the following Credits for PIVOTAL CORPORATION (a B.C. Company), our customer.

     THE TOTAL OF ALL CREDIT USAGE UNDER THIS AGREEMENT IS NOT TO EXCEED US$7,000,000.00

                      CREDIT A: LETTERS OF CREDIT/GUARANTEE

Credit Limit:         US$7,000,000

Purpose: To issue Standby Letters of Credit as required from time to time.

Fees: Fees are 105bps/80bps (80bps/55bps with BofA or Wells Fargo security in place of Amex security) per annum for financial and non-financial L/Cs respectively, subject to a minimum of $150, plus out of pocket expenses.

Documentation:        Our standard L/C documentation.  This is a demand credit.



                      CREDIT B: FOREIGN EXCHANGE CONTRACTS

Credit Limit:         US$500,000

Description:          You may, at our discretion, enter into one or more spot,
                      forward or other foreign exchange rate transactions with us and/or CIBC World Markets. Your ability to make use of this Credit will depend upon your outstanding obligations under such transactions, as determined by us.
                      This is a demand Credit.



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Pivotal Corporation                Credit Agreement                Page 1 of 11

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                         CREDIT C: PURCHASING CARD LIMIT

Credit Limit:         CDN$125,000

Description:          To enable the issuance of CIBC Purchasing Cards.

Documentation:        Standard Purchasing Card documentation.  This is a demand
                      credit.


                                    SECURITY

Security:             The following security is required:

                      Unconditional and irrevocable Standby Letter of Credit in favour of CIBC to be issued by Silicon Valley bank and confirmed through American Express Bank Ltd., New York (or issued directly by American Express Bank Ltd.) in the sum of US$7,000,000.00.

                      Note: Bank of America or Wells Fargo may be substituted for American Express Bank Ltd. as the guarantor/issuer of the security.


                                    COVENANTS

Covenants:            This agreement will only become effective and replace
                      prior agreements on satisfaction of the preconditions listed below under Schedule of Standard Credit Terms and confirmation of the following:

                      1. CIBC has received, and is satisfied with the form of security.

                      2. This agreement has been executed/accepted by the borrower with an original copy returned to CIBC.


                             REPORTING REQUIREMENTS

Reporting            You will provide:
Requirements:
                     (1)  Within 45 days of the end of each fiscal quarter,
                          financial statements for that fiscal quarter.

                     (2) Within 120 days of each fiscal year-end, financial statements for that fiscal year on an audited basis.




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                                      FEES

Loan Administration: $100 per month.

Structuring Fee:     A fee of 65bps (45bps with Bank of America or Wells Fargo
                     Bank security substituted for American Express Bank) on the total credit amount (payable on acceptance of this agreement).

Review:              Waived for the January 2003 review.


                                OTHER PROVISIONS

Calculations:        When applicable, the calculations made under the
                     "Covenants" and "Reporting Requirements" sections of this Agreement are to be done on a consolidated basis.

Interest Rate        Currently 21% per year.  If the Credit Limit of a Credit,
Applicable to        or the Credit Limit of part of a Credit, or the Overall
Credit Limit         Credit Limit, is exceeded at any time, the Interest Rate
Excesses:            Applicable to Credit Limit Excesses is calculated on that
                     excess amount.

                     In connection with any amounts in foreign currency, see "Foreign Currency Conversion" in the Attached Schedule.


Next Scheduled       We will review the credit by January 31, 2003 to confirm
Review Date:         all documentation is on hand.  At that time, we will review your financial statements and those of the guarantor, and how well you have complied with the requirements of this Agreement. The terms of this Agreement will continue to apply until either a new Agreement or an Amendment to this one is settled.

Standard Credit      The attached Schedule - Standard Credit Terms forms part of
Terms:               this Agreement.


     Please indicate your acceptance of these terms by returning a signed copy of this Agreement. If we do not receive a signed copy by December 24, 2002, then this offer will expire.

     Yours truly,

     Canadian Imperial Bank of Commerce

     by:

     /s/ Brian A. Korpan


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Pivotal Corporation                Credit Agreement                Page 3 of 11

         Brian A. Korpan
         Director, Knowledge-Based Business
         Phone:        604-665-1610
         Fax:          604-665-1144
         E-mail:       brian.korpan@cibc.com

Acknowledgement: The undersigned certifies that all information provided to CIBC is true, and acknowledges receipt of a copy of this Agreement (including any Schedules referred to above).

     Accepted this 24th day of December, 2002.



PIVOTAL CORPORATION



By:  /s/ Divesh Sisodraker                   By:  /s/ Errol Olsen
     ------------------------------               ------------------------------

Name:  Divesh Sisodraker                     Name:  Errol Olsen
     ------------------------------               ------------------------------

Title:       CFO                             Title:  VP Finance
     ------------------------------               ------------------------------






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Pivotal Corporation                Credit Agreement                Page 4 of 11

                        SCHEDULE - STANDARD CREDIT TERMS

                               Article 1 - General

1.1 Interest Rate. You will pay interest on each Credit at nominal rates per year equal to:

     (a) for amounts above the Credit Limit of a Credit or a part of a Credit or the Overall Credit Limit, as described in section 1.4, or for amounts that are not paid when due, the Interest Rate Applicable to Credit Limit Excesses, and

     (b) for any other amounts, the rate specified in this Agreement.

1.2 Variable Interest. Each variable interest rate provided for under this Agreement will change automatically, without notice, whenever the Prime Rate or the U.S. Base Rate, as the case may be, changes.

1.3 Payment of Interest. Interest is calculated on the daily balance of the Credit at the end of each day. Interest is due once a month, unless the Agreement states otherwise. Unless you have made other arrangements with us, we will automatically debit your Operating Account for interest amounts owing. If your Operating Account is in overdraft and you do not deposit to the account an amount equal to the monthly interest payment, the effect is that we will be charging interest on overdue interest (which is known as compounding). Unpaid interest continues to compound whether or not we have demanded payment from you or started a legal action, or get judgment, against you.

1.4 Interest Rate Applicable to Credit Limit Excesses. To determine whether the Interest Rate Applicable to Credit Limit Excesses is to be charged, the following rules apply:

     (a) Interest Rate Applicable to Credit Limit Excesses will be charged on the amount that exceeds the Credit Limit of any particular Credit. This will happen even if the Overall Credit Limit has not been exceeded.

     (b) If there are several parts of a Credit, Interest Rate Applicable to Credit Limit Excesses will be charged if the Credit Limit of a particular part is exceeded. For example, if Credit A's limit is $250,000, and the limit of one part is $100,000 and the limit of that part is exceeded by $25,000, the Interest Rate Applicable to Credit Limit Excesses will be charged on that $25,000 excess, even if the total amount outstanding under Credit A is less than $250,000.

     (c) To determine if the Overall Credit Limit has been exceeded, the outstanding principal amount of each Credit is totalled, and any amounts in foreign currency are converted to Canadian dollars. If that total exceeds the Overall Credit Limit, the Interest Rate Applicable to Credit Limit Excesses will be charged on that excess amount. For example, if there are three Credits, each with a Credit Limit of $100,000 and an Overall Credit Limit of $250,000, if each of those Credits is at $90,000, they are each under their own Credit Limits, but the Overall Credit Limit has been exceeded by $20,000, and the Interest Rate Applicable to Credit Limit Excesses will be charged on that excess amount.



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1.5  Fees.  You will pay CIBC's fees for each Credit as out lined in the Letter.
You will also reimburse us for all reasonable fees (including legal fees) and out-of-pocket expenses incurred in registering any security, and in enforcing our rights under this Agreement or any security. We will automatically debit your Operating Account for fee amounts owing.

1.6 Our rights to demand Credits. At CIBC, we believe that the banker-customer relationship is based on mutual trust and respect. It is important for us to know all the relevant information (whether good or bad) about your business. CIBC is itself a business. Managing risks and monitoring our customers' ability to repay is critical to us. We can only continue to lend when we feel that we are likely to be repaid. As a result, if you do something that jeopardizes that relationship, or if we no longer feel that you are likely to repay all amounts borrowed, we may have to act. We may decide to act, for example, because of something you have done, information we receive about your business, or changes to the economy that affect your business. Some of the actions that we may decide to take include requiring you to give us more financial information, negotiating a change in the interest rate or fees, or asking you to get further accounting assistance, put more cash into the business, provide more security, or produce a satisfactory business plan. It is important to us that your business succeeds. We may, however, at our discretion, demand immediate repayment of any outstanding amounts under any demand Credit. We may also, at any time and for any cause, cancel the unused portion of any demand Credit. Under normal circumstances, however, we will give you 30 days' notice of any of these actions.

1.7 Payments. If any payment is due on a day other than a Business Day, then the payment is due on the next Business Day.

1.8 Applying money received. If you have not made payments as required by this Agreement, or if you have failed to satisfy any term of this Agreement (or any other agreement you have that relates to this Agreement), or at any time before default but after we have given you appropriate notice, we may decide how to apply any money that we receive. This means that we may choose which Credit to apply the money against or what mix of principal, interest, fees and overdue amounts within any Credit will be paid.

1.9 Information requirements. We may from time to time reasonably require you to provide further information about your business. We may require information from you to be in a form acceptable to us.

1.10 Insurance. You will keep all your business assets and property insured (to the full insurable value) against loss or damage by fire and all other risks usual for property such as your (plus for any other risks we may reasonably require). If we request, these policies will include a loss payee clause (and if you are giving us mortgage security, a mortgagee clause). As further security, you assign all insurance proceeds to us. If we ask, you will give us either the policies themselves or adequate evidence of their existence. If your insurance coverage for any reason stops, we may (but do not have to) insure the property. We will automatically debit your Operating Account for these amounts. Finally, you will notify us immediately of any loss or damage to the property.



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1.11 Environmental.  You will carry on your  business,  and maintain your assets
and  property,  in  accordance  with  all  applicable   environmental  laws  and
regulations. If (a) there is any release, deposit, discharge or disposal of pollutants of any sort (collectively, a "Discharge") in connection with either your business or your property, and we pay any fines or for any clean-up, or (b) we suffer any loss or damage as a result of any Discharge, you will reimburse CIBC, its directors, officers, employees and agents for any and all losses, damages, fines, costs and other amounts (including amounts spent preparing any necessary environmental assessment or other reports, or defending any lawsuits) that result. If we ask, you will defend any lawsuits, investigations or prosecutions brought against CIBC or any of its directors, officers, employees and agents in connection with any Discharge. Your obligation to us under this section continues even after all Credits have been repaid and this Agreement has terminated.

1.12 Consent to release information. We may from time to time give any credit or other information about you to, or receive such information from, (a) any financial institution, credit reporting agency, rating agency or credit bureau,
(b) any person, firm or corporation with whom you may have or propose to have financial dealings, and (c) any person, firm or corporation in connection with any dealings you have or propose to have with us. You agree that we may use that information to establish and maintain your relationship with us and to offer any services as permitted by law, including services and products offered by our subsidiaries when it is considered that this may be suitable to you.

1.13 Our pricing policy. Fees, interest rates and other charges for your banking arrangements are dependent upon each other. If you decide to cancel any of these arrangements, you will have to pay us any increased or added fees, interest rates and charges we determine and notify you of. These increased or added amount are effective from the date of the changes that you made.

1.14 Proof of debt. This Agreement provides the proof, between CIBC and you, of the credit made available to you. There may be times when the type of Credit you have requires you to sign additional documents. Throughout the time that we provide you credit under this Agreement, our loan accounting records will provide complete proof of all terms and conditions of your credit (such as principal loan balances, interest calculations, and payment dates).

1.15 Renewals of this Agreement. This Agreement will remain in effect for your Credits for as long as they remain unchanged. We have shown a Next Scheduled Review Date in the Letter. If there are no changes to the Credits this Agreement will continue to apply, and you will not need to sign anything further. If there are any changes, we will provide you with either an amending agreement, or a new replacement Letter, for you to sign.

1.16 Confidentiality. The terms of this Agreement are confidential between you and CIBC. You therefore agree not to disclose the contents of this Agreement to anyone except your professional advisors.

1.17 Pre-conditions. You may use the Credits granted to you under this Agreement only if:

     (a) we have received properly signed copies of all documentation that we may require in connection with the operation of your accounts and your ability to borrow and give security;

     (b) all the required security has been received and registered to our satisfaction;



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Pivotal Corporation                Credit Agreement                Page 7 of 11

     (c) any special provisions or conditions set forth in the Letter have been complied with; and

     (d) if applicable, you have given us the required number of days notice for a drawing under a Credit.

1.18 Assignment. CIBC may assign, sell or participate (referred to as a "transfer") all or any part of its rights and obligations under this Agreement, or under any Credit granted in this Agreement, to any third party (a "Lender"), subject to your prior written consent. You will not unreasonably withhold your consent. For a Demand Credit, CIBC will not need your consent if we have made demand and you have failed to repay us in full. For a Committed Credit, we will not need your consent if there has been an Event of Default that is not capable of being remedied. You agree to sign any documents and take any actions that any Lender may reasonably require in connection with any such transfer. Upon completion of the transfer, the Lender will have the same rights and obligations under this Agreement as if it were a party to it.

1.19 Notices. We may give you any notice in person or by telephone, or by letter that is sent either by fax or by mail.

1.21 Foreign Currency Conversion. If this Agreement includes foreign currency Credits, then currency changes may affect whether either the Credit Limit of any Credit or the Overall Credit Limit has been exceeded.

     (a) See section 1.4 for the general rules on how the Interest Rate Applicable to Credit Limit Excesses is calculated.

     (b) To determine the Overall Credit Limit, all foreign currency amounts are converted to Canadian dollars, even if the Credit Limits of any particular Credits are quoted directly in a foreign currency (such as US dollars). No matter how the Credit Limit of a particular Credit is quoted, therefore, currency fluctuations can affect whether the Overall Credit Limit has been exceeded. For example, if Credits X and Y have Credit Limits of C$100,000 and US$50,000, respectively, with an Overall Credit Limit of C$175,000, if Credit X is at C$90,000 and Credit Y is at US$45,000, the Interest Rate Applicable to Credit Limit Excesses will be charged only if, after converting the US dollar amount, the Overall Credit Limit is exceeded.

     (c) Whether the Credit Limit of a particular Credit has been exceeded will depend on how the Credit Limit is quoted, as described below.

     (d) If the Credit Limit is quoted as, for example, the US dollar equivalent of a Canadian dollar amount, daily exchange rate fluctuations may affect whether that Credit Limit has been exceeded. If, on the other hand, the Credit Limit is quoted in a foreign currency (for example, directly in US dollars), whether that Credit Limit has been exceeded is determined by reference only to the closing balance of that Credit in that currency.

     (e) For example, assume an outstanding balance of a Credit on a particular day of US$200,000. If the Credit Limit is stated as "the US dollar equivalent of C$275,000", then whether the Credit Limit of that Credit has been exceeded will depend on the value of the Canadian dollar on that day. If the conversion calculations determine that the outstanding



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Pivotal Corporation                Credit Agreement                Page 8 of 11
balance is under the Credit Limit, a drop in the value of the Canadian dollar the next day (without any change in the balance) may have the effect of putting that Credit over its Credit Limit. If, on the other hand, the Credit Limit is stated as "US$200,000", the Credit Limit is not exceeded, and a drop in the value of the dollar the next day will not change that (although the Overall Credit Limit may be affected).

     (f) Conversion calculations are done on the closing daily balance of the Credit. The conversion factor used is the mid-point between the buying and selling rate offered by CIBC for that currency on the conversion date.

                             ARTICLE 2 - DEFINITIONS

2.1 Definitions. In this Agreement, the following terms have the following meanings:

"Acceptances" means "L/C Acceptance" or "Avalized Documentary Collections" or both as the case may be.

"Avalized Documentary Collection" means a bill of exchange, drawn on you, avalized by CIBC at your request.

"Base Rate Loan" means a US dollar loan on which interest is calculated by reference to the US Base Rate.

"Business Day" means any day (other than a Saturday or a Sunday) that the CIBC Branch/Centre is open for business.

"CIBC Branch/Centre" means the CIBC branch of banking centre noted on the first page of this Agreement, as changed from time to time by agreement between the parties.

"Credit" means any credit referred to in the Letter, and if there are two or more parts to a Credit, "Credit" includes reference to each part.

"Credit Limit" of any Credit means the amount specified in the Letter as its Credit Limit, and if there are two or more parts to a Credit, "Credit Limit" includes reference to each such part.

"Current Assets" are cash, accounts receivable, inventory and other assets that are likely to be converted into cash, sold, exchanged or expended in the normal course of business within one year or less, excluding amounts due from related parties.

"Current Liabilities" means debts that are or will become payable within one year or one operating cycle, whichever is longer. They usually include accounts payable, accrued expenses, deferred revenue and the current portion of long-term debt.

"Current Ratio" means the ratio of Current Assets to Current Liabilities.

"Debt to Effective Equity Ratio" means the ratio of X to Y, where



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         X is the total of all liabilities, less all Postponed Debt, and
         Y is the total Shareholders' Equity, plus all Postponed Debt, less (i) amounts due from investments in related parties and (ii) Intangibles.

"Interest Rate Applicable to Credit Limit Excesses", unless otherwise defined in the Letter, means the Standard Overdraft Rate.

"Fixed Rate Loan" means any loan drawn down, converted or extended under a Credit at an interest rate which was fixed for a term, instead of referenced to a variable rate such as the Prime Rate or US Base Rate, at the time of such drawdown, conversion or extension. For purposes of certainty, a Fixed Rate Loan includes a LIBOR Loan.

"Intangibles" means assets of the business that have no value in themselves but represent value. They include such things as copyright, patents and trademarks; franchises; licenses; leases; research and development costs; and deferred development costs.

"Letter" means the letter agreement between you and CIBC to which this Schedule and any other Schedules are attached.

"Letter of Credit" or "L/C" means a documentary or stand-by letter of credit, a letter of guarantee, or a similar instrument in form and substance satisfactory to us.

"L/C  Acceptance"  means a draft (as  defined  under the Bills of  Exchange  Act
(Canada)) payable to the beneficiary of a documentary L/C which the L/C applicant or beneficiary, as the case may be, has presented to us for acceptance under the terms of the L/C.

"Lien" includes a mortgage, charge, lien, security interest or encumbrance of any sort on an asset, and includes conditional sales contracts, title retention agreements, capital trusts and capital leases.

"Minimum Shareholders' Equity" means the total Shareholders' Equity, minus (a) amounts due form investments in related parties, and the value of all Intangibles, plus (b) all Postponed Debt.

"Minimum Working Capital" means the dollar amount resulting from deducting Current Liabilities from Current Assets.

"Normal Course Lien" means a Lien that (a) arises by operation of law or in the ordinary course of business as a result of owning any such asset (but does not include a Lien given to another creditor to secure debts owed to that creditor) and (b), taken together with all other Normal Course Liens, does not materially affect the value of the asset or its use in the business.

"Operating Account" means the account that you normally use for the day-to-day cash needs of your business, and may be either or both of a Canadian dollar and a US dollar account.

"Postponed Debt" means any debt owed by you that has been formally postponed to CIBC.

"Prime Rate" means the variable reference rate of interest per year declared by CIBC from time to time to be its prime rate for Canadian dollar loans made by CIBC in Canada.



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"Prime Rate Loan" means a Canadian  dollar loan on which  interest is calculated by reference to Prime Rate.

"Purchase Money Lien" means a Lien incurred in the ordinary course of business only to secure the purchase price of an asset, or to secure debt used only the finance the purchase of the asset.

"Shareholders' Equity" means paid-in capital, retained earnings and attributed or contributed surplus.

"Standard Overdraft Rate" means the variable reference interest rate per year declared by CIBC from time to time to be its standard overdraft rate on overdrafts in Canadian or US dollar accounts maintained with CIBC in Canada.

"US Base Rate" means the variable reference interest rate per year as declared by CIBC from time to time to be its base rate for US dollar loans made by CIBC in Canada.








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